Exhibit 5.1

OPINION OF ROPES & GRAY LLP

Ropes & Gray LLP

One International Place

Boston, MA 02110-2624

March 5, 2004

Genome Therapeutics Corp.

100 Beaver Street

Waltham, Massachusetts 02453

Re: Genome Therapeutics Corp.

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-3 (the “Registration Statement”), filed today with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 9,102,511 shares of common stock, $0.10 par value (collectively, the “Shares”), of Genome Therapeutics Corp., a Massachusetts corporation (the “Company”). The number of shares registered by the Company in the Registration Statement represent (i) the shares (“Conversion Shares”) issuable upon the potential conversion of $22,309,647 aggregate principal amount of convertible notes (the “Notes”) issued by the Company in exchange for the promissory notes (the “Genesoft Notes”) of GeneSoft Pharmaceuticals, Inc., (ii) the shares (the “Genome Interest Shares”) issuable upon conversion of accrued interest on the Notes, and (iii) the shares issued by the Company on February 6, 2004 as payment of accrued interest and related amounts (the “Genesoft Interest Shares”) on the Genesoft Notes. The Shares are being registered to permit the secondary trading of such Shares by the holders thereof from time to time after the effective date of the Registration Statement.

We have acted as counsel for the Company in connection with its issuance of the Notes and the Genesoft Interest Shares and the preparation of the Registration Statement. For purposes of this opinion, we have examined and relied upon a signed copy of the Registration Statement and such other documents, records, certificates and instruments as we have deemed necessary.

The opinions expressed below are limited to matters governed by the laws of the Commonwealth of Massachusetts and the federal laws of the United States of America. We express no opinion as to the applicability of the so-called “blue sky” or securities laws of the several states, including the Commonwealth of Massachusetts.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and (i) in the case of the Genesoft Interest Shares, have been validly issued and are fully paid and non-assessable and (ii) in the case of the Conversion Shares and the Genome Interest Shares, when the Conversion Shares and the Genome Interest Shares have been issued in accordance with the terms of the Notes, the Conversion Shares and the Genome Interest Shares, will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters”.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP